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                                                                     EXHIBIT 5.1

                       [METAL MANAGEMENT INC. LETTERHEAD]


November 22, 1999


Securities and Exchange Commission
450 Fifth Street
Washington, D.C.  20549

Re:  Metal Management, Inc.
     Registration Statement on Form S-8 -- Restricted Stock Plan

Ladies and Gentlemen:

As General Counsel of Metal Management, Inc., a Delaware corporation (the "Company"), I am familiar with the corporate proceedings taken and to be taken in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company available for issuance under the Company's Restricted Stock Plan (the "Plan").

I have examined the Company's Registration Statement on Form S-8 (relating to the Common Stock to be issued under the Plan) in the form to be filed with the Securities and Exchange Commission on or about November 22, 1999 (the "Registration Statement") and I have examined and am familiar with the Amended and Restated Certificate of Incorporation and the Restated By-laws of the Company and the Plan. I have also examined such other documents, records and certificates of the Company as I consider necessary for the purpose of this opinion.

Based on the foregoing, I am of the opinion that the shares of Common Stock to be issued pursuant to the Plan have been duly authorized and will, upon due issuance and sale thereof, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ DAVID A. CARPENTER
----------------------
David A. Carpenter
Executive Vice President, Administration,
     Legal & Regulatory Affairs and Secretary
Metal Management, Inc.